EXHIBIT 10.47

PLEDGE AND SECURITY AGREEMENT

among

MONTREIGN OPERATING COMPANY, LLC,
as Borrower and a Grantor

and

EACH OF THE OTHER GRANTORS PARTY HERETO,
as Grantors

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Collateral Agent

dated as of January 24, 2017

{10.47 - Empire - Building Loan Pledge and Security Agreement (execution).DOCX.1}    1

NEWYORK 8871481

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TABLE OF CONTENTS
                                PAGE
SECTION 1.DEFINITIONS; GRANT OF SECURITY. 1
1.1General Definitions 1
1.2Definitions; Interpretation 9
SECTION 2.GRANT OF SECURITY. 9
2.1Grant of Security Interest by Grantors 10
2.2Certain Limited Exclusions 11
SECTION 3.SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.     11
3.1Security for Obligations 11
3.2Continuing Liability Under Collateral 11
SECTION 4.REPRESENTATIONS AND WARRANTIES AND COVENANTS. 11
4.1Generally. 11
4.2Equipment and Inventory 14
4.3Receivables. 15
4.4Investment Related Property. 16
4.5[Reserved] 21
4.6Letter-of-Credit Rights. 21
4.7Intellectual Property. 22
4.8Commercial Tort Claims. 24
4.9Perfection of De Minimis Collateral 24

i

SECTION 5.ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS. 24
5.1Further Assurances. 24
5.2Additional Grantors 26
SECTION 6.COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT. 26
6.1Power of Attorney 26
6.2No Duty on the Part of Collateral Agent or Secured Parties 27
SECTION 7.REMEDIES. 28
7.1Generally. 28
7.2Application of Proceeds 30
7.3Sales on Credit 30
7.4Investment Accounts 30
7.5Investment Related Property 30
7.6Intellectual Property. 31
7.7Cash Proceeds 33
SECTION 8.COLLATERAL AGENT. 33
SECTION 9.CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.     33
SECTION 10.STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.     34
SECTION 11.MISCELLANEOUS. 34
11.1General 34
11.2Waivers 35
11.3Governing Law 36
11.4Regulatory Matters 36

ii

11.5Updates to Disclosure Schedules 37
11.6Consent to Jurisdiction and Waiver of Jury Trial 37
11.7Reinstatement 37
11.8Amendments 37
11.9Intercreditor Agreement 38

SCHEDULE 4.1 — GENERAL INFORMATION

SCHEDULE 4.2 — LOCATION OF EQUIPMENT AND INVENTORY

SCHEDULE 4.4 — INVESTMENT RELATED PROPERTY

SCHEDULE 4.6 — DESCRIPTION OF LETTERS OF CREDIT

SCHEDULE 4.7 — INTELLECTUAL PROPERTY - EXCEPTIONS

SCHEDULE 4.8 — COMMERCIAL TORT CLAIMS

ANNEX I — JOINDER AGREEMENT

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT

iii

This PLEDGE AND SECURITY AGREEMENT, dated as of January 24, 2017 (this “Agreement”), is made by (a) MONTREIGN OPERATING COMPANY, LLC, a New York limited liability company (the “Borrower”), and (b) EACH OF THE OTHER PARTIES HERETO, whether as an original signatory hereto or as an Additional Grantor (each, a “Grantor” and, collectively, together with the Borrower, the “Grantors”), in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, in its capacity as collateral agent for the benefit of the Secured Parties (together with its successors and assigns in such capacity, the “Collateral Agent”).
RECITALS
WHEREAS, reference is made to that certain Building Term Loan Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the banks, financial institutions and other entities from time to time party thereto in the capacity of lenders and Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”);
WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Specified Hedging Agreements or Specified Cash Management Agreements with one or more counterparties to any such Specified Hedging Agreements or any such Specified Cash Management Agreements, respectively; and
WHEREAS, in consideration of the extensions of credit and other accommodations of the Secured Parties as set forth in the Credit Agreement, the Specified Hedging Agreements and the Specified Cash Management Agreements, respectively, each Grantor has agreed to secure such Grantor’s and the other Grantor’s obligations under the Loan Documents, the Specified Hedging Agreements and the Specified Cash Management Agreements as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Grantor and the Collateral Agent, for the benefit of the Secured Parties, hereby agree as follows:

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SECTION 1.DEFINITIONS; GRANT OF SECURITY.
1.1    General Definitions. In this Agreement, the following terms shall have the following meanings:
“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto as well as each Person that is an “account debtor” as defined in Article 9 of the UCC.
“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.
“Additional Grantors” shall have the meaning given in Section 5.2.
“Administrative Agent” shall have the meaning given in the recitals.
“Agreement” shall have the meaning given in the preamble.
“Assigned Agreements” shall mean all agreements and contracts (other than the Loan Documents and the Revolving Facility Documents) to which a Grantor is a party as of the date hereof, or to which a Grantor becomes a party after the date hereof, including, without limitation, each Material Contract, as each such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.
“Borrower” shall have the meaning given in the preamble.
“Cash Proceeds” shall have the meaning given in Section 7.7.
“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” and “tangible chattel paper”, as each term is defined in Article 9 of the UCC.
“Collateral” shall have the meaning given in Section 2.1.
“Collateral Agent” shall have the meaning given in the preamble.
“Collateral Records” shall mean all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer printouts, tapes, disks and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.8.
“Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(E) under the heading “Commodities Accounts.”
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether any Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(B).
“Copyrights” shall mean all United States and foreign copyrights (including community designs), including but not limited to copyrights in software and databases, whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations, recordings and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.7(A); (ii) all extensions and renewals, and any right to obtain any extensions and renewals, thereof; and (iii) all rights corresponding thereto throughout the world.
“Credit Agreement” shall have the meaning given in the recitals.
“Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(F) under the heading “Deposit Accounts”.
“Documents” shall mean all “documents” as defined in Article 9 of the UCC.
“Domain Names” shall mean all Internet domain names and associated uniform resource locator addresses.
“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC; (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC); and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.
“Excluded Accounts” shall mean any Deposit Account or Securities Account holding (i) solely Cash and Cash Equivalents required pursuant to Gaming Laws or by Gaming Authorities to be deposited into Gaming Reserves to the extent that a security interest in such Deposit Account may not be granted under applicable Gaming Laws, (ii) solely Cash and Cash Equivalents held, pursuant to ordinary course operations, in payroll accounts of Persons providing the Loan

Parties payroll services, (iii) solely Cash and Cash Equivalents on deposit in 401(k) accounts, trust accounts and pension accounts established in the ordinary course of business, (iv) solely Cash or Cash Equivalents on deposit in segregated accounts for the benefit of the New York State Gaming Commission established in the ordinary course of business, (v) solely proceeds of Indebtedness (and proceeds of such proceeds) incurred pursuant to Section 6.01(j) of the Credit Agreement that have been pledged to the providers of such Indebtedness, (vi) solely Cash and Cash Equivalents held in escrow, fiduciary or cash collateral accounts in the ordinary course of business, (vii) solely Cash and Cash Equivalents in a zero balance account, (viii) solely Cash and Cash Equivalents that do not exceed, at any time for all such Deposit Accounts, $100,000 individually or $500,000 in the aggregate, (ix) solely Cash and Cash Equivalents securing obligations under Hedging Agreements permitted by Section 6.02(bb) of the Credit Agreement or (x) solely Cash and Cash Equivalents held for the purposes described in Section 5.15(b)(viii) of the Credit Agreement.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guarantee of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor would otherwise become effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor would otherwise become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful.
“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including all “payment intangibles” also as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).
“Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).
“Grantors” shall have the meaning given in the preamble.
“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) all key man life insurance policies.
“Intellectual Property” shall mean, collectively, all rights, priorities and privileges with respect to intellectual property (including rights in such intellectual property that arise under any Intellectual Property Licenses), whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Patents, the Trademarks, the Domain Names, the Trade Secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intellectual Property Licenses” shall mean, collectively, the Copyright Licenses, the Patent Licenses, the Trademark Licenses and the Trade Secret Licenses.
“Inventory” shall mean (i) all “inventory” as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).
“Investment Accounts” shall mean the Securities Accounts, Commodities Accounts and Deposit Accounts.
“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, all Pledged Debt, the Investment Accounts and all certificates of deposit.
“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Annex I.
“Letter-of-Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.
“Money” shall mean “money” as defined in the UCC.
“Non-Assignable Contract” shall mean any agreement, contract, permit, license or other similar government approval to which any Grantor is a party that by its terms purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 409 of the UCC).

“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether any Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(D).
“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.7(C); (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations, and any right to obtain any reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations, thereof; (iii) all rights corresponding thereto throughout the world; (iv) all inventions and improvements described therein; and (v) all claims, damages, and proceeds of suit arising therefrom.
“Pledge Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A, together with all supplements to schedules attached thereto.
“Pledged Debt” shall mean all Indebtedness owed to any Grantor, including, without limitation, all Indebtedness described on Schedule 4.4(C) under the heading “Pledged Debt,” issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.
“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.
“Pledged LLC Interests” shall mean all current and future interests in any limited liability company owned by any Grantor, including, without limitation, all limited liability company interests listed on Schedule 4.4(A) under the heading “Pledged LLC Interests,” and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.
“Pledged Partnership Interests” shall mean all current and future interests in any general partnership, limited partnership, limited liability partnership or other partnership owned by any Grantor, including, without limitation, all partnership interests listed on Schedule 4.4(A) under the heading “Pledged Partnership Interests,” and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all current and future shares of capital stock owned by any Grantor, including, without limitation, all shares of capital stock described on Schedule 4.4(A) under the heading “Pledged Stock,” and the certificates, if any, representing such shares and any interest of such Grantor on the books and records of the issuer of such shares or on the books and records of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.
“Pledged Trust Interests” shall mean all current and future interests in any trust owned by any Grantor, including, without limitation, all trust interests listed on Schedule 4.4(A) under the heading “Pledged Trust Interests,” and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.
“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC; and (ii) shall include all dividends, payments or distributions made with respect to any Investment Related Property and whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary (in each case, regardless of whether characterized as proceeds under the UCC).
“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Quarterly Update Date” shall mean the Closing Date and the last day of any Fiscal Quarter until the first Fiscal Quarter in which a Compliance Certificate for such Fiscal Quarter is delivered or required to be delivered under Section 5.01(d) of the Credit Agreement and thereafter, the date on which a Compliance Certificate for such Fiscal Quarter is delivered.
“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all originals or copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables; (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of any Grantor or any computer bureau or agent from time to time acting for any Grantor or otherwise; (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers; (iv) all credit information, reports and memoranda relating thereto; and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.
“Record” shall have the meaning specified in Article 9 of the UCC.
“Sale Proceeds” shall mean (i) the proceeds from the sale of the Borrower or one or more of the other Grantors, as a going concern or from the sale of the business as a going concern, (ii) the proceeds from another sale or disposition of any assets of the Grantors that includes any Gaming License, Permit or approval or benefits from any Gaming License, Permit or approval or where the assets sold have the benefit of any Gaming License, Permit or approval or (iii) any other economic value (whether in the form of cash or otherwise) received, ascribed or distributed that is associated with the Gaming Licenses, Permits or approvals.
“Secured Obligations” shall have the meaning given in Section 3.1.
“Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(D) under the heading “Securities Accounts.”
“Securities Entitlements” shall mean all “securities entitlements” as defined in Article 8 of the UCC.
“Software” shall mean all computer programs, object code, source code and supporting documentation, including, without limitation, all “software” as such term is defined in the New York UCC and computer programs that may construed as included in the definition of “goods” in the New York UCC, all licensed rights to the foregoing, and all media on which any such programs, code, documentation or associated data may be stored.
“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Termination Date” shall mean the date on which all Secured Obligations have been “paid in full” as such term is defined in the Credit Agreement.
“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether any Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(F).
“Trademarks” shall mean all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, , service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, and all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations, recordings and applications referred to in Schedule 4.7(E); (ii) all extensions and renewals, and any right to obtain any extensions and renewals, of any of the foregoing; and(iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing.
“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether any Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(G).
“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret.
“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.
“Unincorporated Materials” shall have the meaning given in the Disbursement Agreement.
1.2    Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. The rules of construction set forth in Sections 1.02 through 1.08 of the Credit Agreement, including with respect to the meaning of the expressions “payment in full”, “paid in full” and any other similar terms or phrases, shall be applicable to this Agreement mutatis mutandis. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. Except as expressly specified otherwise herein, any reference herein to any Exhibit or Schedule to this Agreement shall be deemed to refer to such Exhibit or Schedule as amended or supplemented from time to time.
SECTION 2.    GRANT OF SECURITY.
2.1    Grant of Security Interest by Grantors. Each Grantor hereby assigns as collateral security to the Collateral Agent (for the ratable benefit of the Secured Parties), and hereby grants to the Collateral Agent (for the ratable benefit of the Secured Parties) a security interest in and continuing lien on, all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, without limitation, all of the following property of such Grantor, in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, but exclusive of any Excluded Collateral, the “Collateral”), for the prompt and complete payment and performance in full when due and with all rights and remedies under the UCC and other applicable law (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of the Secured Obligations:
(a)    Accounts;
(b)    Chattel Paper;
(c)    Documents;
(d)    General Intangibles;
(e)    Goods;
(f)    Instruments;
(g)    Insurance;
(h)    Intellectual Property;
(i)    Software;
(j)    Investment Related Property;
(k)    Letters of Credit and Letter-of-Credit Rights;
(l)    Money;
(m)    Receivables and Receivable Records;
(n)    Commercial Tort Claims;

(o)    Pledged Equity Interests;
(p)    Sale Proceeds;
(q)    to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and
(r)    to the extent not otherwise included above, all Proceeds, right to Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
2.2    Certain Limited Exclusions. Notwithstanding anything herein to the contrary, but subject to the last sentence of this Section 2.2, in no event shall the security interest granted under Section 2.1 attach to any Excluded Collateral, and Collateral shall not include any Excluded Collateral. Notwithstanding the foregoing, all Proceeds of the Excluded Collateral and the right to receive such Proceeds shall constitute Collateral hereunder to the extent such Proceeds do not independently constitute Excluded Collateral and shall be included within the property and assets over which a security interest is granted under Section 2.1, except to the extent such Proceeds would constitute Excluded Collateral.
SECTION 3.    SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.
3.1    Security for Obligations. This Agreement secures, and the Collateral is collateral security for, with respect to each Grantor, the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all Obligations of such Grantor (collectively, the “Secured Obligations”). Notwithstanding any provision hereof or in any other Loan Document to the contrary, in no event will the Secured Obligations include any Excluded Swap Obligations.
3.2    Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party; (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, in each case to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests; and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.
SECTION 4.    REPRESENTATIONS AND WARRANTIES AND COVENANTS.
4.1    Generally.
(a)    Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date (or with respect to clauses (ii)(y), (vii), and (viii) below, as of the last Quarterly Update Date), that:
(i)    it has indicated on Schedule 4.1(A): (A) the type of organization of such Grantor, (B) the jurisdiction of organization of such Grantor, (C) its organizational identification number and (D) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof (or such shorter period as such Grantor has been in existence) has been, located;
(ii)    (x) the full legal name of such Grantor is as set forth on Schedule 4.1(A) and (y) it has not done in the last five (5) years (or such shorter period as such Grantor has been in existence), and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B);
(iii)    except as described on Schedule 4.1(C), it has not changed its jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years (or such shorter period as such Grantor has been in existence);
(iv)    (A) upon the filing of all UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(E) and other filings delivered by each such Grantor; (B) upon delivery of all Instruments, Chattel Paper and certificated Pledged Equity Interests and Pledged Debt; (C) upon sufficient identification of Commercial Tort Claims; (D) upon execution by all applicable parties thereto of a control agreement establishing the Collateral Agent’s “control” (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) with respect to any Investment Account (other than any Excluded Account); (E) upon consent of the issuer with respect to Letter-of-Credit Rights; (F) to the extent not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in material registered Patents, Trademarks and Copyrights in the United States Patent and Trademark Office and the United States Copyright

Office, as applicable; and (G) in the case of Money, the Collateral Agent taking possession of such Money, the security interests granted to the Collateral Agent hereunder constitute valid and perfected (with respect to Intellectual Property, only if and to the extent perfection may be achieved in the United States by the recordations referred to in clauses (A) and (F)) first priority Liens (subject only to Permitted Liens but prior and superior in right to the rights of any other Person (except in the case of Collateral other than Pledged Equity Interests, Persons holding Senior Permitted Liens and then only to the extent thereof)) on all of the Collateral (other than (w) Insurance to the extent it cannot be perfected under the UCC, (x) motor vehicles, (y) any Intellectual Property arising under laws other than that of the United States and (z) On-Site Cash and other Cash not required to be deposited in an Investment Account pursuant to the Loan Documents (except, with respect to clause (z), to the extent constituting proceeds of other Collateral));
(v)    subject to Section 11.4, all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained, other than those required under Gaming Laws and federal and state securities laws (with respect only to the exercise of remedies) and consents required in connection with Non-Assignable Contracts;
(vi)    no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (A) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder (other than such authorizations, approvals or actions obtained on or prior to the date hereof) or (B) subject to Section 11.4, the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (y) for the filings, actions and approvals contemplated by clause (iv) above and (z) in the case of the exercise of the voting or other rights provided for in this Agreement or the exercise of remedies, those contemplated by clause (v) above, including as may be required under Gaming Laws and in connection with the disposition of any Investment Related Property by laws generally affecting the offering and sale of Securities;
(vii)    except as described on Schedule 4.1(F), none of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC);
(viii)    except as described on Schedule 4.1(G), it does not own any “as extracted collateral” (as defined in the UCC) or any timber to be cut; and

(ix)    each Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.1(A) and, except as disclosed from time to time to the Collateral Agent and the Administrative Agent in writing, remains duly existing as such, and no such Grantor has filed any certificates of domestication, transfer or continuance in any other jurisdiction.
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees that:
(i)    except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens;
(ii)    it shall not change such Grantor’s name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), sole place of business, chief executive office, type of organization or jurisdiction of organization unless it shall have (A) notified the Collateral Agent and the Administrative Agent in writing, by executing and delivering to the Collateral Agent and the Administrative Agent a completed Pledge Supplement at least ten (10) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, sole place of business, chief executive office, type of organization, or jurisdiction of organization and providing such other information in connection therewith as the Collateral Agent and the Administrative Agent may reasonably request and (B) taken all actions necessary to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby; and
(iii)    it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except in accordance with the Credit Agreement and the other Loan Documents.
4.2    Equipment and Inventory
(a)    Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that, as of the last Quarterly Update Date:
(i)    except with respect to Equipment or Inventory having a value of less than $500,000 individually or $2,000,000 in the aggregate (across all Grantors), all Equipment and Inventory included in the Collateral (other than such Equipment and Inventory that is in transit, out for repair or on loan to employees in the ordinary course of business or Unincorporated Materials) is located only at the locations specified in Schedule 4.2; and

(ii)    Schedule 4.2 contains the name and address of any warehouseman, bailee or other third party in possession of any Inventory or Equipment included in the Collateral other than any Inventory or Equipment having a value less than $500,000 individually or $1,000,000 in the aggregate (across all Grantors) or otherwise constituting Unincorporated Materials.
(b)    Covenants and Agreements. Each Grantor covenants and agrees that:
(i)    except with respect to property having a value of less than $2,000,000 in the aggregate (across all Grantors) and any property that is in transit, out for repair or on loan to employees in the ordinary course of business or Unincorporated Materials, it shall keep the Equipment and Inventory included in the Collateral and any Documents evidencing any such Equipment and Inventory in the locations specified in Schedule 4.2 unless it shall have (A) notified the Collateral Agent and the Administrative Agent in writing, by executing and delivering to the Collateral Agent and the Administrative Agent a completed Pledge Supplement on or before the next Quarterly Update Date after any change in locations, identifying such new locations and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) taken all actions necessary or advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory;
(ii)    it shall not deliver any Document evidencing any Equipment and Inventory included in the Collateral to any Person other than the issuer of such Document to claim the Goods evidenced therefor or the Collateral Agent; and
(iii)    except for Equipment or Inventory having a value of less than $500,000 individually or $2,000,000 in the aggregate (across all Grantors) or otherwise constituting Unincorporated Materials, if any Equipment or Inventory is in possession or control of any third party (other than such Equipment and Inventory that is in transit, out for repair or on loan to employees in the ordinary course of business), each Grantor shall, at the request of the Collateral Agent, join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest.
4.3    Receivables.
(a)    Covenants and Agreements: Each Grantor hereby covenants and agrees that:
(i)    other than in the ordinary conduct of its business or the extension of payment terms of markers of gaming patrons (including credit arrangements pursuant to Section 1339 of the New York State Racing, Pari-Mutuel Wagering and Breeding Law and other Gaming Laws), and except as otherwise provided in subsection (ii) below, during the continuance of an Event of Default, such Grantor shall not (A) grant any extension or renewal of the time of payment of any Receivable, (B) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (C) release, wholly or partially, any Person liable for the payment thereof, or (D) allow any credit or discount thereon;
(ii)    at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right at any time to (A) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation, (B) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent, (C) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to the Collateral Agent, and (D) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in an Investment Account “controlled” (for purposes of the UCC) by the Collateral Agent (it being understood that each Grantor agrees to promptly comply with any reasonable request of the Collateral Agent to establish or enter into a Control Agreement with respect to such an Investment Account), and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and
(iii)    it shall use its commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable in excess of $500,000.

(b)    Delivery and Control of Receivables. With respect to any Receivables (other than (i) Receivables generated by casino patrons in the ordinary course of gaming activities and (ii) other Receivables in an amount no greater than $500,000 individually or $2,000,000 in the aggregate (across all Grantors)) that are evidenced by, or constitute, Chattel Paper or Instruments (other than checks received in the ordinary course of business), each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank: (A) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof, and (B) with respect to any such Receivables hereafter arising, on or before the immediately succeeding Quarterly Update Date. With respect to any Receivables (other than (i) Receivables generated by casino patrons in the ordinary course of gaming activities and (ii) other Receivables in an amount no greater than $500,000 individually or $2,000,000 in the aggregate (across all Grantors)) which would constitute “electronic chattel paper” under Article 9 of the UCC, each Grantor shall take all steps necessary to give the Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC): (A) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof, and (B) with respect to any such Receivables hereafter arising, on or before the immediately succeeding Quarterly Update Date.
4.4    Investment Related Property.
4.4.1    Investment Related Property Generally.
(a)    Covenants and Agreements. Each Grantor hereby covenants and agrees that:
(i)    in the event it acquires rights in any Investment Related Property (other than Cash Equivalents credited to a Securities Account) that is Collateral after the date hereof with a value in excess of $500,000 individually or $2,000,000 in the aggregate, it shall deliver to the Collateral Agent and the Administrative Agent, on or before the Quarterly Update Date immediately following any such acquisition, a completed Pledge Supplement reflecting such new Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to all Investment Related Property that is Collateral immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby;
(ii)    except as provided in the immediately succeeding sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property that is Collateral, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any such Investment Related Property, then (A) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (B) such Grantor shall promptly take all actions, if any, necessary or, in the reasonable opinion of the Collateral Agent upon notice to such Grantor, necessary to ensure the validity, perfection, at least the same priority and, if applicable, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) intended to be granted and agreed to hereby and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of the Collateral Agent and shall segregate such dividends, distributions, securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all dividends and distributions paid and all payments of principal and interest; and
(iii)    each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property that is Collateral to the Collateral Agent.
(b)    Delivery and Control.
With respect to any Investment Related Property that is Collateral that is (a) represented by a certificate or (b) that is an “instrument” (other than (i) any Investment Related Property credited to a Securities Account, (ii) instruments generated by casino patrons in the ordinary course of gaming activities, (iii) Investment Related Property constituting Pledged Debt with an aggregate value of less than $500,000 and (iv) checks received in the ordinary course of business), it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. With respect to any Investment Related Property that is Collateral that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), it shall use reasonable commercial efforts to cause the issuer of such uncertificated security to either (A) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (B) execute an agreement substantially in the form of Exhibit B, pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such uncertificated security without further consent by such Grantor.
(c)    Voting and Distributions.
(i)    Subject to clause (ii) below, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof.

(ii)    Upon the occurrence and during the continuation of an Event of Default and following written notice by the Collateral Agent to such Grantor (although no such notice shall be required if an Event of Default under Section 7.01(h) or (i) of the Credit Agreement has occurred and is continuing):
(A)    all rights of such Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights; and

(B)    in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (y) such Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (z) such Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.1.

(d)    Certain Permitted Actions to Protect Investment Related Property.
In addition to the foregoing, if any issuer of any Investment Related Property constituting Collateral (which Investment Related Property has a value in excess of $500,000 individually or $1,000,000 in the aggregate) is located in a jurisdiction outside of the United States, each Grantor shall promptly notify the Collateral Agent and the Administrative Agent thereof and take, upon the request of the Collateral Agent or the Administrative Agent, such additional actions, including, without limitation, using commercially reasonable efforts to cause the issuer to register the pledge on its books and records or make such filings or recordings, in each case as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of the Collateral Agent. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right, without notice to any Grantor, to transfer all or any portion of such Investment Related Property to its name or the name of its nominee or agent. In addition, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any such Investment Related Property for certificates or instruments of smaller or larger denominations.
4.4.2    Pledged Equity Interests
(a)    Representations and Warranties. Each Grantor hereby represents and warrants that:
(i)    as of the Closing Date and on each Credit Date, as of the most recent Quarterly Update Date, Schedule 4.4(A) sets forth under the headings “Pledged Stock,” “Pledged LLC

Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule 4.4(A);
(ii)    it is the record and beneficial owner of the Pledged Equity Interests free of all Liens other than Liens created by the Loan Documents and other Permitted Liens described in clauses (b), (s), (x) and (bb) of Section 6.02 of the Credit Agreement; and
(iii)    without limiting the generality of Section 4.1(a)(v), but subject to Section 11.4 and the exceptions contained in Section 4.1(a)(v), no consent of any Person (other than has already been obtained) including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests included in the Collateral or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof.
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees that:
(i)    without the prior written consent of the Collateral Agent or the Administrative Agent, it shall not vote to enable or take any other action to, except as permitted by the Credit Agreement and the other Loan Documents, amend or terminate any partnership agreement, limited liability company agreement, certificate of incorporation, by-laws or other organizational documents in any way that adversely affects the validity, perfection or priority of the Collateral Agent’s security interest;
(ii)    in the event that any Pledged Partnership Interests or Pledged LLC Interests included in the Collateral which are not securities (for purposes of the UCC) on the date hereof become treated as securities for purposes of the UCC, the applicable Grantor shall promptly (A) notify the Collateral Agent and the Administrative Agent in writing of such treatment and (B) take all steps necessary or, in the reasonable opinion of the Collateral Agent upon written notice to such Grantor, advisable to establish the Collateral Agent’s “control” (for purposes of the UCC) of such Pledged Partnership Interests or Pledged LLC Interests, as applicable; and
(iii)    each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property included in the Collateral to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its nominee in accordance with this Agreement following the occurrence and during the continuation of an Event of Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers (including economic, voting and control rights) related thereto.
4.4.3    Pledged Debt
Each Grantor hereby represents and warrants that (a) as of the Closing Date and each Credit Date, as of the immediately preceding Quarterly Update Date, Schedule 4.4(C) sets forth under the heading “Pledged Debt” all of the Pledged Debt with a value in excess of $500,000 individually or $2,000,000 in the aggregate owned by any Grantor (excluding any Indebtedness owed by gaming patrons) and (b) all of such Pledged Debt issued by an Affiliate of such Grantor is the legal, valid and binding obligation of the issuers thereof and, except as set forth on Schedule 4.4(C), is not in default in any material respect.
4.4.4    Investment Accounts
(a)    Representations and Warranties. Each Grantor hereby represents and warrants that:
(i)    as of the Closing Date and each Credit Date, as of the immediately preceding Quarterly Update Date, Schedules 4.4(D) and (E) sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has an interest;
(ii)    each Grantor is the sole entitlement holder of each of its Securities Accounts and Commodities Accounts, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto, the Disbursement Agent and the Revolving Collateral Agent pursuant to the Revolving Facility Documents) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or Commodities Account or securities or other property credited thereto;
(iii)    as of the Closing Date and each Credit Date, as of the immediately preceding Quarterly Update Date, Schedule 4.4(F) sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has an interest;
(iv)    each Grantor is the sole account holder of each of its Deposit Accounts (other than Excluded Accounts) and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant hereto, the Disbursement Agent, any Person as a result of a Permitted Lien and the applicable depository institution) having

“control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and
(v)    each Grantor has taken all actions (within the time requirements specified by the Credit Agreement and the other Loan Documents to the extent expressly provided therein) necessary, including those specified in Section 4.4.4(b), to: (A) establish the Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodities Accounts (each as defined in the UCC); (B) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than Excluded Accounts); and (C) deliver all Instruments to the Collateral Agent, in each case except to the extent constituting Excluded Collateral.
(b)    Delivery and Control.
With respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements (other than Excluded Accounts), each Grantor shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement acceptable to the securities intermediary, the Administrative Agent and the Collateral Agent, which is effective to establish “control” under the UCC pursuant to which it shall agree to comply with the Collateral Agent’s “entitlement orders” without further consent by such Grantor. With respect to any Investment Related Property that is a Deposit Account (other than Excluded Accounts), each Grantor shall cause the depositary institution maintaining such account to enter into an agreement reasonably acceptable to the depositary institution, the Administrative Agent and the Collateral Agent, which is effective to establish “control” under the UCC, pursuant to which the Collateral Agent shall have “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account. Each Grantor shall have entered into such control agreement or agreements with respect to: (A) any Securities Accounts, Securities Entitlements or Deposit Accounts (other than Excluded Accounts) that exist on the Closing Date, as of or prior to the Closing Date and (B) any Securities Accounts, Securities Entitlements or Deposit Accounts (other than Excluded Accounts) that are created or acquired after the Closing Date, as of or prior to the deposit or transfer of any such Securities Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts. In addition to the above exclusions for Excluded Accounts, the provisions of this Section 4.4.4(b) shall not apply with respect to any Investment Related Property to the extent constituting Excluded Collateral. In the case of any Investment Account, so long as no Event of Default has occurred and is continuing, the Collateral Agent agrees, subject to the terms of the Disbursement Agreement, the Credit Agreement and the other Loan Documents, that it shall not give any orders or instructions to any applicable depositary institution or securities intermediary concerning or directing the disposition, transfer, withdrawal, disbursement or investment of any funds in or credited to such Investment Account.
4.5    [Reserved].

4.6    Letter-of-Credit Rights.
(a)    Representations and Warranties. Each Grantor hereby represents and warrants that:
(i)    as of the Closing Date and each Credit Date, as of the immediately preceding Quarterly Update Date, all letters of credit in excess of $500,000 to which such Grantor has Letter-of-Credit Rights, or pursuant to which such Grantor is the beneficiary, are listed on Schedule 4.6; and
(ii)    it has used commercially reasonable efforts to obtain the consent of each issuer of any letter of credit listed on Schedule 4.6 in excess of $500,000 to the assignment of the proceeds of such letter of credit to the Collateral Agent.
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any letter of credit to which such Grantor has Letter-of-Credit Rights or pursuant to which such Grantor is the beneficiary, in excess of $500,000 hereafter arising it shall use commercially reasonable efforts to obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent and shall deliver to the Collateral Agent and the Administrative Agent a completed Pledge Supplement.
4.7    Intellectual Property.
(a)    Representations and Warranties. Each Grantor hereby represents and warrants that, as of the Closing Date and each Credit Date, as of the immediately preceding Quarterly Update Date:
(i)    Schedule 4.7 sets forth a true and complete list of (A) all United States registrations of and applications for Patents, Trademarks, Copyrights and Domain Names owned by each Grantor and (B) all Intellectual Property Licenses material to the business of such Grantor (other than such licenses related to gaming machines and other equipment), excluding licenses to commercially available off-the-shelf software;
(ii)    it is the owner of the entire right, title, and interest in and to all Intellectual Property listed under its name on Schedule 4.7 and owns or has the valid right to use all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, except for Permitted Liens and except to the extent not reasonably likely to have a Material Adverse Effect;
(iii)    except to the extent not reasonably likely to have a Material Adverse Effect, all Intellectual Property set forth on Schedule 4.7 is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain the Intellectual Property set forth on Schedule 4.7 in full force and effect;
(iv)    except to the extent not reasonably likely to have a Material Adverse Effect, (A) all Intellectual Property set forth on Schedule 4.7 is valid and enforceable, (B) no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor’s right to register, or such Grantor’s rights to own or use any Intellectual Property set forth on Schedule 4.7 and (C) no such action or proceeding is pending or, to such Grantor’s knowledge, threatened;
(v)    except to the extent not reasonably likely to have a Material Adverse Effect, such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights, in each case, with respect to the Trademarks, Patents and Copyrights owned by such Grantor;
(vi)    except to the extent not reasonably likely to have a Material Adverse Effect, (A) the conduct of such Grantor’s business does not infringe upon or otherwise violate any Trademark, Patent, Copyright, Trade Secret or other Intellectual Property right owned by a third party and (B) no claim has been made that the use by such Grantor of any Intellectual Property owned or used by such Grantor violates the Intellectual Property rights of any third party;
(vii)    except to the extent not reasonably likely to have a Material Adverse Effect, to such Grantor’s knowledge, no third party is infringing upon or otherwise violating any rights in any Intellectual Property owned or used by such Grantor; and
(viii)    except to the extent not reasonably likely to have a Material Adverse Effect, no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by such Grantor or to which such Grantor is bound that adversely affect such Grantor’s rights to own or use any Intellectual Property.
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:
(i)    except to the extent not material to its business as determined in good faith in such Grantor’s reasonable business judgment, it shall not do any act or omit to do any act whereby any of the material Intellectual Property owned by such Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable;
(ii)    it shall take, at its own expense, commercially reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by such Grantor and material to its business as determined in good faith in such Grantor’s reasonable business judgment which is now or shall become included in the Intellectual Property included in the Collateral including, but not limited to, those items on Schedule 4.7(A), (C) and (E);
(iii)    to the extent determined in good faith in such Grantor’s reasonable business judgment that any Intellectual Property owned by or exclusively licensed to such Grantor that is material to its business is infringed, misappropriated, or diluted by a third party, such Grantor shall take commercially reasonable actions to protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages, as applicable;
(iv)     it shall report to the Collateral Agent and the Administrative Agent (A) the filing of any application to register any Intellectual Property material to the conduct of its business with the United States Patent and Trademark Office or the United States Copyright Office (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof), (B) the acquisition of any such application or registration by purchase or assignment, and (C) the registration of any such Intellectual Property by any such office, in each case by executing and delivering to the Collateral Agent and the Administrative Agent a completed Pledge Supplement in each case of the preceding clauses (A), (B) and (C), no later than the Quarterly Update Date for the Fiscal Quarter during which such filing or registration was made; and
(v)    it shall within a reasonable period of time upon the reasonable request of the Collateral Agent, execute and deliver to the Collateral Agent and the Administrative Agent at such Grantor’s expense any document required to acknowledge, confirm, register, record, or perfect the Collateral Agent’s interest in any part of the material Intellectual Property registered in the United States, whether now owned or hereafter acquired.
4.8    Commercial Tort Claims.
(a)    Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that Schedule 4.8 sets forth all Commercial Tort Claims of each Grantor in excess of $500,000 individually and $2,000,000 in the aggregate (across all Grantors); and
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim of such Grantor hereafter arising it shall deliver to the Collateral Agent and the Administrative Agent a completed Pledge Supplement identifying such new Commercial Tort Claims in excess of $500,000 individually and $2,000,000 in the aggregate

(across all Grantors) no later than the Quarterly Update Date for the Fiscal Quarter during which such Grantor became aware of such Commercial Tort Claim.
4.9    Perfection of De Minimis Collateral. Notwithstanding anything to the contrary in this Section 4, the Grantors shall not be required to perfect any security interest granted to the Collateral Agent (including with respect to vehicles) as to which the Collateral Agent and the Administrative Agent have determined in writing in their sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein.
SECTION 5.    ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.
5.1    Further Assurances.
(a)    Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or, in the reasonable opinion of the Collateral Agent upon written notice to such Grantor, desirable, or that the Collateral Agent or the Administrative Agent may reasonably request in writing, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or intended to be granted hereby or to enable the Collateral Agent during the continuance of an Event of Default to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:
(i)    file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary or, in the reasonable opinion of the Collateral Agent upon notice to such Grantor, desirable, or as the Collateral Agent or the Administrative Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;
(ii)    take all actions commercially reasonable to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property included in the Collateral with the United States Patent and Trademark Office or the United States Copyright Office; and for the avoidance of doubt, nothing in this Agreement shall require any Grantor to make any filings or take any other actions to record or perfect the Collateral Agent’s interest in any part of the Intellectual Property included in the Collateral outside of the United States;
(iii)    at any reasonable time, upon written request by the Collateral Agent or the Administrative Agent, allow inspection of the Collateral by the Collateral Agent or the

Administrative Agent, or persons designated by the Collateral Agent or the Administrative Agent in each case to the extent permitted by (and subject to the limitations set forth in) the Credit Agreement; and
(iv)    at the Collateral Agent’s or the Administrative Agent’s reasonable request, appear in and use commercially reasonable efforts to defend any action or proceeding that may adversely affect such Grantor’s title to or the Collateral Agent’s security interest in all or any part of the Collateral.
(b)    Each Grantor hereby authorizes the Collateral Agent and the Administrative Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent or the Administrative Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent or the Administrative Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor shall furnish to the Collateral Agent and the Administrative Agent from time to time (but not more than twice each year) statements and schedules further identifying and describing the Collateral (including disclosing any new applications to register with the United States Patent and Trademark Office or the United States Copyright Office any Intellectual Property included in the Collateral) and such other reports in connection with the Collateral as the Collateral Agent or the Administrative Agent may reasonably request, all in reasonable detail. Notwithstanding the foregoing or any other term or provision herein, the Collateral Agent shall be under no obligation whatsoever to prepare or file any financing or confirmation statements or record any documents or instruments in any public office at any time or times or otherwise to perfect or maintain the perfection of any security interest in the Collateral.
5.2    Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Joinder Agreement, together with a Pledge Supplement and any other attachments, all in form and substance reasonably satisfactory to the Collateral Agent and the Administrative Agent. Upon delivery of any such Joinder Agreement to the Collateral Agent and the Administrative Agent, notice of which is hereby waived by the other Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent or the Administrative Agent not to cause any other Subsidiary of the Borrower to become an

Additional Grantor hereunder. This Agreement shall be fully effective as to each Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.
SECTION 6.    COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.
6.1    Power of Attorney. Subject to Section 11.4, until the Termination Date, each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or, upon notice to such Grantor, advisable to accomplish the purposes of this Agreement, including, without limitation, the following:
(a)    upon the occurrence and during the continuance of any Event of Default, to obtain and/or adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Loan Documents;
(b)    upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due or to become due under or in respect of any of the Collateral;
(c)    upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other Instruments, Documents and Chattel Paper in connection with clause (b) above;
(d)    upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;
(e)    to prepare and file any UCC financing statements against such Grantor as debtor;
(f)    upon the occurrence and during the continuance of any Event of Default, to prepare, sign, and file any document which may be required by the United States Patent and Trademark Office, the United States Copyright Office or similar registrar in order to effect an absolute assignment of all right, title and interest in all registered Intellectual Property and any application for all such registrations, and record the same;
(g)    to prepare for recordation in the United States Patent and Trademark Office or the United States Copyright Office (or any other intellectual property registry where recordation is, or may become, legally required under applicable law to confirm, register, record, or perfect the Collateral Agent’s interest in any part of the Intellectual Property included in the Collateral) appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;
(h)    upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand;
(i)    upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes; and
(j)    to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or, upon the occurrence and during the continuation of any Event of Default, realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement.
6.2    No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction by final and nonappealable judgment).
SECTION 7.    REMEDIES.
7.1    Generally.
(a)    If any Event of Default shall have occurred and be continuing, subject to Section 11.4, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:
(i)    require any Grantor to, and each such Grantor to the same extent hereby agrees that it shall, at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;
(ii)    enter onto the property where any Collateral is located and take possession thereof with or without judicial process;
(iii)    prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and
(iv)    without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.
(b)    The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private sale (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) in accordance with the UCC and the Collateral Agent, as collateral agent under the Credit Agreement for the benefit of the Secured Parties shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law or this Agreement, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The

Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree so long as such process is commercially reasonable. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, each Grantor shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section 7.1(b) will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses (other than defense of payment or performance) against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section 7.1(b) shall in any way alter the rights of the Collateral Agent hereunder.
(c)    The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
(d)    The Collateral Agent shall have no obligation to marshal any of the Collateral.
(e)    Nothing in this Agreement waives any duty of the Collateral Agent or any right of the Grantors which cannot be waived under Section 9-602 of the UCC or other mandatory provisions of applicable law.
(f)    In furtherance of the foregoing, in the event of a foreclosure, deed in lieu of foreclosure or other similar transfer of the Project to the Collateral Agent or its designee, the Loan Parties shall, to the extent required by the Collateral Agent, use commercially reasonable efforts to assist the Collateral Agent or its designee in obtaining all Gaming Licenses and other governmental approvals necessary to conduct gaming operations at the Project. Following a foreclosure, deed in lieu of foreclosure or other similar transfer of the Project to the Collateral Agent or its designee, subject to receipt of requisite approvals from any applicable Gaming Authority, the Loan Parties shall use commercially reasonable efforts to assist with the transition of the gaming at the Project to any new gaming operator (including, without limitation, the Collateral Agent or its designee).
7.2    Application of Proceeds. All proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral and (to the extent that the application thereof is not otherwise provided for in any other Loan Document) all other cash or proceeds received by the Collateral Agent for the benefit of the Secured Parties shall be applied in full or in part by the Collateral Agent or the Administrative Agent against the Secured Obligations in accordance with Section 7.02 of the Credit Agreement. For the avoidance of doubt, notwithstanding any other provision of any Loan Document to the contrary, no such payment received from any Grantor (other than the Borrower) that is not a Qualified ECP Guarantor shall be applied by the Administrative Agent or any other Secured Party to the payment of any Excluded Swap Obligations.
7.3    Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, the applicable Grantor will be credited only with payments actually made by purchaser and received by the Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and such Grantor shall be credited with cash proceeds of the sale actually received by the Collateral Agent pursuant to the application of such proceeds under Section 7.02 of the Credit Agreement.
7.4    Investment Accounts. If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply the balance (or portion thereof) from any Investment Account or instruct the bank or other financial institution at which any Investment Account is maintained to pay the balance (or portion thereof) of any Investment Account to or for the benefit of the Collateral Agent.
7.5    Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, to the extent permitted by applicable law, each Grantor agrees that any such private sale, to the extent permitted by applicable law, shall be deemed to have been made in a commercially reasonable manner and that the Collateral

Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property after the occurrence and during the continuation of an Event of Default, upon written request, each Grantor shall and shall use commercially reasonable efforts to cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
7.6    Intellectual Property.
(a)    Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:
(i)    the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property that constitutes Collateral, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property that constitutes Collateral as provided in this Section 7.6, each Grantor agrees to use reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property that constitutes Collateral by others;
(ii)    upon written demand from the Collateral Agent or exercise of its rights under Section 6.1(f), each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or the Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property that constitutes Collateral and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement which may include the right of Collateral Agent to (i) take and use or sell the Intellectual Property; and (ii) take and use or sell the goodwill of such Grantor’s business symbolized by the Trademarks and the right to carry on the business and use the assets of such Grantor in connection with which the Trademarks or Domain Names have been used;

(iii)    each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property that constitutes Collateral; and
(iv)    upon any such assignment, each Grantor shall execute such further documents that the Collateral Agent may reasonably request to further confirm this and to transfer ownership of Intellectual Property and registrations and any pending applications in the United States Copyright Office, United States Patent and Trademark Office, equivalent office in a state of the United States or applicable Domain Name registrar to the Collateral Agent; and
(v)    the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property that constitutes Collateral, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.
(b)    If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing; (ii) no other Event of Default shall have occurred and be continuing; (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property that constitutes Collateral shall have been previously made; and (iv) the Secured Obligations shall not have become immediately due and payable, then upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer documents as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided that, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided, further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.
(c)    Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 7.6 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property that constitutes Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located.
7.7    Cash Proceeds. In addition to the rights of the Collateral Agent specified in Section 4.3 with respect to payments of Receivables, during the continuance of an Event of Default and following a Grantor’s receipt of notice from the Collateral Agent of its intention to exercise its rights under this Section 7.7, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for the Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required) and held by the Collateral Agent in an Investment Account (it being understood that each Grantor agrees to promptly comply with any reasonable request of the Collateral Agent to establish or enter into a Control Agreement with respect to such an Investment Account). Any Cash Proceeds received by the Collateral Agent (whether from a Grantor or otherwise) may, in the sole discretion of the Collateral Agent, (A) be held by the Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) be applied then or at any time thereafter by the Collateral Agent against the Secured Obligations then due and owing.
SECTION 8.    COLLATERAL AGENT.
The Collateral Agent has been appointed to act as Collateral Agent hereunder by the Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights or remedies, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the other Loan Documents. In furtherance of the foregoing provisions of this Section 8, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of the Secured Parties in accordance with the terms of this Section 8. The Collateral Agent may resign or be removed in accordance with Section 8.08 of the Credit Agreement. After the Collateral Agent’s resignation thereunder as the Collateral Agent, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent hereunder.
SECTION 9.    CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.
This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the Termination Date and be binding upon each Grantor and its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its successors, transferees and assigns. No Grantor shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent (acting with the consent of the requisite percentage of Lenders pursuant to the Credit Agreement), and any attempted assignment or delegation by a Grantor without such consent shall be null and void. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement and the other Loan Documents, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Lenders herein or otherwise. Upon the Termination Date, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the applicable Grantors. Upon any disposition by the Borrower or any other Loan Party of any assets or property that is permitted under the Loan Documents, the security interest granted hereby in such assets or property shall automatically terminate hereunder and of record and all rights to the Collateral to the extent of such assets or property shall revert to the applicable Grantors. Upon any such termination in the prior two sentences, the Collateral Agent shall, at the Grantors’ expense (and without recourse to, and without any representation or warranty by, the Collateral Agent), execute and deliver to any Grantor such documents as such Grantor shall reasonably request to evidence such termination and promptly return any applicable possessory Collateral to the applicable Grantors.
SECTION 10.    STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.
The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment reasonably equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If an Event of Default occurs and is continuing and any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 9.05 of the Credit Agreement and any analogous provision in any other Loan Document.
SECTION 11.    MISCELLANEOUS.
11.1    General. Any notice, request or demand required or permitted to be given under this Agreement shall be given in accordance with Section 9.01 of the Credit Agreement; provided, that any such notice, request or demand to a Grantor shall be addressed to such Grantor at its notice address set forth on Schedule 4.1. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent (for itself and for the benefit of the other Secured Parties) and the Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of the Administrative Agent given in accordance with the Credit Agreement and the other Loan Documents, assign any right, duty or obligation hereunder. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Grantors, the Administrative Agent and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten or oral agreements between the parties. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall be deemed an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission, “pdf” or similar electronic copy shall be as effective as delivery of a manually signed counterpart of this Agreement. Any party hereto may request an original counterpart of any party delivering such electronic counterpart. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
11.2    Waivers. Each Grantor hereby waives, for the benefit of the Secured Parties:
(a)    any right to require any Secured Party, as a condition of payment or performance by such Grantor, to (i) proceed against the Borrower, any other Grantor or any other Person; (ii) proceed against or exhaust any security held from the Borrower, any other Grantor or any other Person; (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Secured Party in favor of the Borrower, any such other Grantor, or any other Person; or (iv) pursue any other remedy in the power of any Secured Party whatsoever;
(b)    any defense (other than the defense of payment) arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Grantor including any defense based on or arising out of the lack of validity or the unenforceability of any of the

Secured Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Grantor from any cause other than payment in full of all Secured Obligations;
(c)    any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;
(d)    any defense based upon any Secured Party’s administrative errors or omissions, except behavior which amounts to gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);
(e)    (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Grantor’s obligations hereunder; (ii) the benefit of any statute of limitations affecting such Grantor’s liability hereunder or the enforcement hereof; (iii) any rights to set-offs, recoupments and counterclaims; and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto;
(f)    notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Agreement, notices of default under the Loan Documents, the Specified Hedging Agreements, the Specified Cash Management Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Secured Obligations or any agreement related thereto and notices of any extension of credit to the Borrower or any other Grantor;
(g)    any defenses (other than the defense of payment) or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement;
(h)    to the extent such waiver is not prohibited by Section 9-602 of the UCC, any defense based upon any Secured Party’s failure to mitigate damages; and
(i)    all rights to insist upon, plead or in any manner claim or take the benefit or advantage of any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law, or exemption, whether now or hereafter in force, which may delay, prevent or otherwise affect the performance by any Grantor of its obligations under, or the enforcement by any Secured Party of, this Agreement.
11.3    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH, AND

GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTERESTS GRANTED HEREUNDER)).
11.4    Regulatory Matters. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Collateral Agent, on behalf of the Secured Parties, acknowledges and agrees that its rights, remedies and powers under this Agreement (including its exercise of remedial rights upon Collateral and voting of equity interests in (or otherwise taking control of) Persons licensed by the Gaming Authorities and/or under Gaming Laws), may be exercised only to the extent that (i) the exercise thereof does not violate any applicable laws, rules and regulations of the Gaming Authorities, including Gaming Laws, and (ii) all necessary approvals, licenses and consents from the Gaming Authorities required in connection therewith are obtained. Notwithstanding any other provision of this Agreement, the Grantors expressly authorize the Collateral Agent and the other Secured Parties to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over each Grantor and the Borrower, including, without limitation, to the extent not inconsistent with the internal policies of such Collateral Agent or Secured Party and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the Collateral Agent, any Grantor or the Borrower, or the Loan Documents. The parties acknowledge that the provisions of this Section 11.4 shall not be for the benefit of any Grantor, the Borrower or any other Person.
11.5    Updates to Disclosure Schedules. Upon delivery of any duly completed and executed Pledge Supplement in accordance with the terms hereof, the applicable Schedules hereto shall be deemed to have been updated as provided therein. Except as otherwise set forth herein, the Grantors may execute at any time and deliver to the Collateral Agent and the Administrative Agent a completed and executed Pledge Supplement.
11.6    Consent to Jurisdiction and Waiver of Jury Trial. THE PROVISIONS OF (A) IN THE CASE OF THE BORROWER, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND (B) IN THE CASE OF EACH OTHER GRANTOR, THE SUBSIDIARY GUARANTY UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE SUBSIDIARY GUARANTY.

11.7    Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Collateral Agent or any other Secured Party hereunder or pursuant hereto is rescinded or must otherwise be restored or returned by the Collateral Agent or such Secured Party upon the occurrence of any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or other similar arrangement affecting any Grantor, the Borrower or any Subsidiary of the Borrower or upon the appointment of any intervenor or conservator of, or trustee or similar official for, any Grantor, the Borrower or any Subsidiary of the Borrower or any substantial part of any Grantor’s, the Borrower’s or any Subsidiary of the Borrower’s assets, or upon the entry of an order by any court avoiding the payment of such amount, or otherwise, all as though such payments had not been made.
11.8    Amendments. Subject to the last sentence of Section 8.02 of the Credit Agreement, no waiver, amendment, modification or termination of any provision of this Agreement, or consent to any departure by the Grantors therefrom, shall in any event be effective without the prior written consent of each Grantor party hereto and either (x) the Required Lenders or (y) the Collateral Agent (acting at the direction of the Required Lenders).
11.9    Intercreditor Agreement. All rights and remedies of the Collateral Agent hereunder are, as between the Administrative Agents (as defined in the Intercreditor Agreement) and the Collateral Agents (as defined in the Intercreditor Agreement), subject to the terms of the Intercreditor Agreement. This provision is for the benefit of, and may be enforced exclusively by, the Administrative Agents and the Collateral Agents only. For the avoidance of doubt, this provision is not for the benefit of any Grantor and may not, under any circumstances, be enforced by any Grantor.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MONTREIGN OPERATING COMPANY, LLC, a New York limited liability company
By:	/s/ Joseph A. D’Amato
Name:	Joseph A. D’Amato
Title:	President

EMPIRE RESORTS REAL ESTATE I, LLC, a New York limited liability company
By:	/s/ Joseph A. D’Amato
Name:	Joseph A. D’Amato
Title:	President

EMPIRE RESORTS REAL ESTATE II, LLC, a New York limited liability company
By:	/s/ Joseph A. D’Amato
Name:	Joseph A. D’Amato
Title:	President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent
By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

EXHIBIT A to EXHIBIT B to Pledge and Security Agreement